Exhibit 10.1
Sandra C Ribble, CPA
14175 West Indian School Rd, Suite B4 #491
Goodyear, AZ 85338
Sribble2000@yahoo.com
602-549-7236

March 8, 2006

Gregg Johnson
Skye International, Inc.
7150 West Erie Street
Chandler, AZ  85226

Dear Gregg,

I am pleased to be acting in the capacity of Chief Financial Officer for Skye International, Inc. This engagement letter is to set forth the terms and objectives of the proposed engagement and the nature and limitations of the services I will provide to the company until mutually changed.

WORK TO BE DONE

A. Scope Limitations. My engagement cannot be relied upon to disclose errors, irregularities, or illegal acts, including fraud or defalcations, which may exist. I may inform you of any such matters that come to our attention.

B. Agreed Upon Services:

•	Maintain financial records monthly on a US GAAP basis of accounting

1.	Prepare draft SEC filings for management, outside CPA and attorney review

2.	Make the necessary edits to SEC filings

3.	Set-up internal accounting files

4.	Record journals (Check Register, Deposits, Etc)

5.	Post general ledgers and post other ledgers

6.	Reconcile all general ledger accounts including bank statements

7.	Maintain payroll earnings records

8.	Prepare payroll tax reports including W-2's / 1099's

9.	Compiled financial statements (Cash Flow, Balance Sheet, Income Statement and Equity Roll-forward) with notes

10.	Proforma (forward-looking) financial statements/projections

11.	Set-up and maintain reconciliation files for balance sheet accounts

a.	Including depreciation schedules

• General business consultation/management to insure government compliance

• Special projects as needed

FEE SCHEDULE

The following is our understanding of the fee schedule agreed upon:

Up-front retainer of $1,500 to be held for one year or at conclusion of engagement whichever occurs first.
$75 per hour, to be billed bi-monthly and due net 14 days

A. Professional Fees. Fees for professional services will be based on the time expended at the above hourly rate, unless otherwise mutually discussed and agreed to in writing. I require a minimum retainer before work can begin. This retainer must be maintained for a minimum of one year or throughout the engagement, whichever is shorter.

C. Direct Expenses. Additional charges for out of pocket costs, including travel costs, may be added to our professional fees. Such charges are in addition to any estimated fees given and will be due and payable within one week of presentation as billed weekly.

TERMINATION

Right to Terminate. Either party may terminate this relationship at any time by any form of written notification including EMail.

LIMIT OF LIABILITY

You agree that Sandra C. Ribble, CPAs's liability hereunder for damages, regardless of the form of action, shall not exceed the total amount paid for the services described herein. This shall be your exclusive remedy.

You further agree that Sandra C. Ribble, CPA will not be liable for any lost profits, or for any claim or demand against you by any other party. In no event will Sandra C. Ribble,

CPA be liable for incidental or consequential damages even if she has been advised of the possibility of such damages.

It is agreed upon by both parties that no action, regardless of form, arising out of the services under this agreement, may be brought by either party more than one year after the date of the last services provided under this agreement.

APPLICABLE LAW

This engagement letter shall be governed as to validity, interpretation, construction, effect and in all other respects by the laws and decisions of the state of Arizona. In the event of commencement of any legal action regarding any term or condition of this engagement such action by agreement is to be subject to the jurisdiction of the courts of the state of Arizona or its political subdivisions.

COMPLETE AGREEMENT

This letter comprises the complete and exclusive statement of the agreement between the parties, superseding all proposals oral or written and all other communications between the parties. If any provision of this letter is determined to be unenforceable, all other provisions shall remain in force. If you have any questions or concerns regarding this engagement letter or desired services, please contact me at the above address.

Again, it is a pleasure to serve you. I look forward to many more years of pleasant association with you and Skye.

Sincerely,

/s/ Sandra C. Ribble
Sandra C. Ribble, CPA

Having read and fully understood the Engagement Letter, I/we agree to engage Sandra C. Ribble, CPA in accordance with the terms indicated. I/We understand this engagement to be limited to the items specified and terms as indicated beginning with the date of submission of this form. If additional services are requested they are to be covered under a separate engagement letter. I/We acknowledge with full authority and understanding this letter as correctly setting forth my/our desires.

/s/ Gregg Johnson    /s/ Sandra C, Ribble
Gregg Johnson, on behalf of Skye  Sandra C. Ribble, CPA

Date: March _, 2006